Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made and entered into effective as of the 21st day of July, 2014 and effective as of the 14th day of May, 2014 (“Effective Date”), by and between GAS NATURAL INC., an Ohio corporation (the “Company”), and GREGORY J. OSBORNE (the “Employee”);

WHEREAS, the Company desires to secure the employment of the Employee;

WHEREAS, the Employee is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere;

WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Employee with the Company during the Employment Period (as hereinafter defined).

NOW, THEREFORE, IN CONSIDERATION of the premises, and the covenants and agreements set forth below, it is hereby agreed as follows:

1.	Employment and Term.

(a)	Employment Period. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, commencing as of May 14, 2014 (the “Commencement Date”), and continuing for three years, until May 14, 2019, unless terminated earlier in accordance with Section 4 hereof (as may be extended pursuant to the terms of this Agreement, the “Employment Period”).

(b)	Renewal. The Employment Period shall automatically be extended for a one year period at the expiration of the initial three year Employment Period and annually thereafter for successive one year Employment Periods. The parties may mutually agree in writing to extend this Agreement for a longer duration and modify its terms. This Agreement shall remain in full force and effect until terminated, expired or replaced by a new written agreement.

(c)	Notice of Non-Renewal. In the event that either party chooses not to renew the Agreement at the end of any Employment Period, the non-renewing party will provide the other party 120 days written notice of non-renewal prior to the end of the Employment Period.

2.	Duties and Powers of Employee.

(a)	Position, Location. Initially, the Employee shall serve as the Chief Executive Officer of the Company and shall report to the Chairman of the Board of the Company. Additionally, if requested by the Company, Employee also agrees to serve on the Board of any Company subsidiaries (direct and indirect), in addition to serving as an officer of such subsidiaries. The Employee shall perform such duties and services appertaining to such position as reasonably directed by the Chairman of the Board and commensurate with the duties and authority of officers holding comparable positions in similar businesses of similar size in the United States. The Employee shall use his best efforts to carry out such responsibilities faithfully and efficiently. The Employee’s services shall be performed primarily at the Company’s headquarters, which shall be located at 8500 Station Street, Suite 100, Mentor, Ohio 44060.

(b)	Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote substantially all of his business time, energy, and best efforts to the business and affairs of the Company. The Employee may not engage, directly or indirectly, in any other business, investment or activity that interferes with the Employee’s performance of his duties hereunder, is contrary to the interests of the Company, or requires any significant portion of the Employee’s business time. It shall not be considered a violation of the foregoing for the Employee to serve on up to two corporate, industry, civic or charitable boards (or the committees thereof), so long as such activities do not materially interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

3.	Compensation. The Employee shall receive the following compensation for his services hereunder to the Company.

(a)	Salary. The Employee’s initial annual base salary (the “Annual Base Salary”), payable in accordance with the Company’s normal payroll practices, in effect from time to time, shall be at the annual rate of $275,000. The Company’s Board of Directors (the “Board”) shall review such base salary at least annually and may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable in its sole and absolute discretion. At no time will the Annual Base Salary be adjusted downward without the written consent of the Employee.

(b)	Bonus Compensation. Employee shall be entitled to an annual performance-based bonus, subject to terms of a bonus plan approved by the Company’s Board on an annual basis. Any annual performance-based bonus plan shall provide when payments are to be made under the terms of the plan. The Company and Employee will each use their reasonable efforts to agree in writing on the bonus criteria for 2014 within 30 days of the date that this Agreement is signed.

(c)	Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Employee is employed by the Company, he shall be eligible (subject to any generally applicable waiting periods) to participate in all savings, retirement and welfare plans, practices, policies and program applicable generally to employees and/or senior Executive officers of the Company in accordance with the terms of such plans. The Company reserves the right to modify, eliminate or add to its retirement and welfare benefit plans, practices and policies at any time in its sole discretion.

(d)	Automobile. Employee will be provided with a Company automobile. Company will reimburse Employee for all reasonably incurred expenses for gas, insurance premiums, and maintenance related to the automobile. The Employee shall submit to the Company appropriate expense reports that detail such expenses and includes copies of receipts where appropriate. Employee will be responsible for all other costs associated with the use of this automobile.

(e)	Options and Restricted Stock. During the Employment period, the Employee shall be eligible to receive grants of stock options and restricted stock under the Company’s then existing stock equity plan(s) under such terms and conditions, including vesting, as determined by the Board acting in its sole discretion. Concurrently with the execution of this Agreement, the Company has awarded Employee 5,000 shares of restricted stock as set forth in a Restricted Stock Award Agreement, dated the date hereof, between the Company and Employee.

(f)	Expenses. The Company shall reimburse Employee for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder, subject to any reasonable policies established from time to time by the Board, which shall be provided to Employee in writing. The Employee shall submit to the Company appropriate expense reports that detail such expenses and includes copies of receipts where appropriate.

(g)

Fringe Benefits. During the Employment Period and so long as the Employee is employed by the Company, he shall be entitled to receive vacation and fringe benefits, which include but are not limited to health insurance, life insurance, and short and long term disability insurance, in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position; provided that the Company shall not modify or eliminate any fringe benefits for Employee unless similar changes are made for all executive officers of the Company. It is agreed and understood that Employee shall be entitled to take four (4) weeks of paid vacation in each calendar year. Any vacation not taken shall be deemed lost and shall not be carried over to the any subsequent year.

4.	Termination of Employment and Severance Payment.

(a)	Death. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.

(b)	Disability. The Employee shall be relieved of his position as an Employee of the Company automatically upon the Employee being unable to perform the material duties of his position due to physical or mental illness or injury for a period of 120 consecutive days, or for 180 days within any one-year time period and his employment shall terminate automatically upon the occurrence of any such event.

(c)	By the Company for Cause. The Company may terminate the Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) conduct which is a material breach of this Agreement and is not cured within 30 days after written notice to Employee specifying in detail the nature of the conduct and the material breach or willfully repeated thereafter, (ii) conduct which is a material violation of Company policies and is not cured within 30 days after written notice to Employee specifying in detail the nature of the conduct and the material violation or willfully repeated thereafter, (iii) willful failure to perform substantially all of Employee’s duties as lawfully delineated by the Chairman of the Board and is not cured within 30 days after written notice to Employee specifying in detail the duties that the Company asserts that Employee has not performed or willfully repeated thereafter, (iv) conduct that constitutes fraud, gross negligence of willful misconduct, or (v) the Employee is convicted of, or enters a plea of guilty or no contest to, any felony or other criminal offense involving moral turpitude.

(d)	By the Company Without Cause. During the term of this Agreement, the Company, by action of the Board, may terminate the Employee’s employment for any reason other than for Cause.

(e)	By the Employee Without Good Reason. The Employee may terminate his employment during the Employment Period for any reason other than “Good

Reason” (as hereinafter defined) upon 30 days’ advance written notice to the Company.

(f)	By the Employee With Good Reason. The Employee may terminate the Employee’s employment under this Agreement for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions (collectively, the “Good Reason Conditions”) arising without the Employee’s written consent: (i) a material diminution of the Employee’s responsibilities, duties or authorities as the Company’s Chief Executive Officer, as compared to his responsibilities, duties and authorities on the date hereof, (ii) a change in the location of his principal office of more than fifty (50) miles from 8500 Station Street, Mentor, Ohio 44060, or (iii) a material breach of this Agreement by the Company. In the event of the occurrence of any Good Reason Condition, the Employee shall provide to the Company written notice of the existence of the Good Reason Condition within a period not to exceed 90 days of its initial existence. The Company shall have a period of not less than 45 days during which it may remedy the Good Reason Condition. Employee must terminate for Good Reason within six months of the initial existence of the Good Reason Condition.

(g)	Severance Compensation Due Upon Termination.

(i)	If Employee’s employment is terminated for Cause or is terminated by the Employee without Good Reason, no severance compensation shall be due Employee.

(ii)	Subject to Section 4(h) of this Agreement, if Employee’s employment is terminated by the Company without Cause, Employee resigns his employment with Good Reason, or the Company provides Employee with Notice of Non-renewal of this Agreement, the Company shall pay to the Employee each of the following in accordance with Section 8 below: (A) severance compensation in an amount equal to two times the Employee’s Annual Base Salary, then in effect at the time of the termination or resignation; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of termination or resignation, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the termination or resignation date. The Company shall further be obligated to continue to pay for, in accordance with Section 8 below, the existing health care coverage of the Employee (and his qualified beneficiaries) (the “Benefit Coverage”) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of 24 months from the COBRA coverage election date.

(iii)	If Employee’s employment ends as the result of death under Section 4(a), the Company shall pay to the Employee’s designated beneficiary or estate each of the following in accordance with Section 8 below: (A) severance compensation in an amount equal to one times the Employee’s Annual Base Salary, then in effect at the time employment ends; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of termination, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the termination or resignation date. The Company shall further be obligated to continue to pay for, in accordance with Section 8 below, the existing health care coverage of the Employee’s qualified beneficiaries (the “Beneficiary Benefit Coverage”) under COBRA for a period of 12 months. This Beneficiary Benefit Coverage payment is not required if Employee’s qualified beneficiaries do not properly and timely elect COBRA continuation coverage.

(iv)	If Employee’s employment ends as the result of disability under Section 4(b), the Company shall pay to the Employee each of the following in accordance with Section 8 below: (A) severance compensation in an amount equal to one times the Employee’s Annual Base Salary, then in effect at the time employment ends, less any the amount of any payments received by Employee under the applicable short term and/or long term disability insurance policy; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of termination, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the termination date. The Company shall further be obligated to continue to pay for, in accordance with Section 8 below, the Benefit Coverage under COBRA for a period of 12 month.

(h)	Severance Upon a Change in Control.

(i)

A “Change in Control” shall be deemed to have occurred if and as of such date that any “Acquiring Person” (defined as any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor (by merger or otherwise) of such entity), who or that, together with all “Affiliates” (which shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time) and “Associates” (which shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), has acquired or obtained the right to acquire, alone or together with its Affiliates and Associates, (A) the beneficial ownership of fifty percent (50%)

or more of the common stock of the Company then outstanding, or (B) all or substantially all of the assets of the Company.

(ii)	If the Employee’s employment is terminated by the Company without Cause, or if the Employee resigns his employment with Good Reason, within six (6) months of a Change in Control, the Company shall pay to the Employee each of the following in accordance with Section 8 below: (A) severance compensation in an amount equal to three times Employee’s Annual Base Salary, then in effect at the time of the termination or resignation; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of termination or resignation, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the termination or resignation date. The Company shall further be obligated to continue to pay for, in accordance with Section 8 below, the existing health care coverage of the Employee under COBRA for a period of 24 months.

(i)	Release. The payment of severance compensation under Section 4(g)(ii) and (iv) or 4(h)(ii) of this Agreement is expressly conditioned upon receipt by the Company of an enforceable waiver and release signed by the Employee, as set forth in Exhibit A hereto (the “Release”).

(j)	Stock Incentive Awards. No grants or awards of nonqualified stock options or restricted stock will be made to the Employee on or after the date the notice of termination is given.

5.	Non-Competition, Non-Solicitation, and Confidentiality.

(a)

Non-Competition. During the employment period and for two (2) years following the termination of Employee’s employment, irrespective of the time or manner of the termination of the employment relationship (the “Restricted Period”), Employee shall not, directly or indirectly, within any State in which Company, including, but not limited to, any parents, subsidiaries, or related entities (the “Related Entities”) has engaged in any aspect of the business of distributing, marketing or selling natural gas to end-use residential, commercial, or industrial customers (the “Company Business”) during the one-year prior to the termination of Employee’s employment with Company, (i) enter into an employment, consulting, or similar arrangement with, or render any services to, any person, firm, business, corporation, partnership, limited liability company or other organization or entity (each, a “Person”), other than the Company, that is engaged in any aspect of the Company Business; (ii) engage in any aspect of the Company Business for his own account; or (iii) become interested in any Person that is engaged in any aspect of the Company Business of Company as an owner, partner, member, shareholder, investor, director, officer, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any Person that is traded on any national securities exchange if Employee (A) is not a controlling person of, or a member of a group that controls, said Person, or (B) does not, directly or indirectly, own 5.0% or more of any class of securities of said Person. In the event of a breach by Employee of any of the restrictions imposed upon them by this Section 5(a). Employee agrees that the applicable time described herein shall be tolled (i.e., no part of such period shall expire) during the pendency of such breach.

(b)	Non-Solicitation. Employee agrees that he shall not, directly or indirectly, (i) solicit, request or instigate any past, present or future account or customer of Company to withdraw, diminish, curtail or cancel all or any part of its business with Company during the Restricted Period; (ii) hire, solicit or encourage any employee of Company or any consultant engaged by Company to either leave the employment of or cease working with Company at any time during the Restricted Period; or (iii) hire any employee or consultant who has left the employment of or ceased working with Company within one (1) year after the date of termination of such employee’s employment or consultant’s engagement with Company. In the event of a breach by Employee of any of the restrictions imposed upon them by this Section 5(b), Employee agrees that the applicable time period described herein shall be tolled (i.e., no part of such period shall expire) during the pendency of such breach.

(c)	Non-Disclosure of Confidential Information.

(i)

Employee recognizes and acknowledges that during the course of his employment, he has been, and will continue to be, in close contact with confidential information pertaining to the business, products, plans and affairs of Company that is not readily available to the public, that he has a duty not to disclose any such confidential information to any Person that is not expressly authorized in writing by an executive officer of Company to receive such information, and that any information: (A) of a business nature including, but not limited to, all trade secrets, capabilities, technical information, know how, process technology, methods, processes, procedures, policies, data, files, books, records, designs, drawings, computer software, hardware, specifications services, fees, budgets, profits, strategic planning, research and development, marketing, merchandising and financial condition relating to or used in connection with the business of Company; and (B) that pertains to the customers and suppliers of, and investors in, Company including, but not limited to, customer lists (including, without limitation, contact names, addresses, telephone numbers and purchasing and payment history), supplier lists (including, without limitation, contact names, addresses, telephone numbers and purchasing and payment history), investor lists (including, without limitation, contact names, addresses, telephone numbers and investment history) and relations with and development of such customers, suppliers and investors, the management and other details of the particular needs of such customers and suppliers, and the business, affairs, taxes and financial condition of such customers, suppliers and investors (all of the foregoing being collectively referred to as “Confidential Information”), are valuable, special and unique assets of Company.

(ii)	Employee agrees that he shall keep secret, and not use for the benefit of himself or others without the advance written consent of the Chairman of the Board of Company, any and all Confidential Information learned or acquired by Employee at any time whatsoever. Notwithstanding the foregoing, this Section 5(c) shall not apply to any such Confidential Information that: (A) becomes generally available to the public through no fault of Employee; or (B) Employee is required, in the opinion of legal counsel, to disclose by law.

(d)	Rights and Remedies.

(i)

Employee recognizes and acknowledges that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character, that the limitations on his right to compete and disclose information contained in this Agreement are reasonable in scope and duration and that such limitations are reasonably related to the protection of Company’s Confidential Information, legitimate business interests and goodwill. In the event that Employee breaches, or threaten to commit a breach of, any of the provisions of this Sections 5 hereof (collectively, the “Restrictive Covenants”), Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company at law or in equity: (a) the right to notify any Person entering, or anyone evidencing an intention to enter, into any agreement or arrangement with Employee as to the existence and provisions of this Agreement, including but not limited to the restrictions and prohibition set forth in this Agreement; (b) the right and remedy to obtain immediate injunctive relief from and/or specific enforcement of the Restrictive Covenants by, any court of competent jurisdiction, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company; (c) if the breach or threatened breach relates to any of the Restrictive Covenants, the right to seek and receive injunctive relief and/or specific performance for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provisions of that Restrictive Covenant, and beginning on the earlier of the date on which the court’s order becomes final and non-appealable or the date on which all appeals of such order have been exhausted; and (e) the right and remedy to require Employee to account for and pay over to Company all compensation, profits, or other benefits derived or received by Employee as the result of such breach, and further to pay over to the Company all fees (including without limitation, reasonable attorneys’ fees) and expenses actually and reasonably incurred by the Company in enforcing its rights under this Section 5.

(ii)	If any court of competent jurisdiction determines that any one or more of the Restrictive Covenants, or any part thereof, are unenforceable because of the scope, duration and/or geographical area of the restriction set forth in such provision, such court shall have the power to reform the provision to be reasonable as to scope, duration and/or geographical area and to enforce the provision as so reformed.

6.	Return of Company Property. Upon the request of Company at any time during Employee’s employment by Company or any time after the termination thereof, Employee shall immediately deliver to Company any Company-related data storage media, data storage devices, documents, plans, algorithms, reports, letters, memoranda, diaries, notes, records, manuals, drawings, blueprints, sketches and all other writings, recordings and materials made or compiled by, or delivered or made available to, or otherwise obtained by Employee, together with any and all copies, notes, excerpts, summaries, abstracts, photographs or reproductions thereof, and that are then in Employee’s possession or under Employee’s control. In such event, Employee shall certify to Company in writing that Employee has fully complied with his obligations under this Section 6.

7.

Conflict of Interest. The Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and its Related Entities and to do no act which would injure the Company or its Related Entities’ business, its interests or its reputation. Employee and Company agree that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its Related Entities, involves a possible conflict of interest. In keeping with the Employee’s fiduciary duty to the Company and its Related Entities, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company’s Related Entities, or upon discovery thereof, allow such a conflict to continue, unless otherwise approved by the Board of Directors in accordance with this Section 7. Moreover, the Employee agrees that he shall disclose to the Board, any facts which might involve such a conflict of interest that has not been approved by the Board. The Employee and the Company recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a conflict of interest. Moreover, the Employee and the Company recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Board, may be all that is necessary to enable the Employee, the Company or its Related Entities to protect its interests. In others, if no improper motivation appears to exist and the interests of the Company or its Related Entities have not suffered, the Board may approve such outside interest and thereby allow it to continue or prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Employee agree that the Company’s determination as to whether a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict.

8.	Payments to the Employee and Tax Matters.

(a)	Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received by the Employee under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries (as defined below) for federal income tax purposes pursuant to or by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then payments and benefits under this Agreement shall be reduced to the extent necessary, first from non-Section 409A payments and then, if applicable, from Section 409A payments, so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Section 280G of the Code. For purposes of this Agreement, the “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Code), without regard to subsection (b) thereof) that includes the Company.

(b)	Notwithstanding any other provision of this Agreement, if the aggregate payments to be made by the Company to the Employee under this Agreement and all other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries would exceed the limitation on deductible compensation contained in Section 162(m) of the Code in any calendar year, any such amounts in excess of such limitation shall be mandatorily deferred with interest thereon at 5.0% per annum to a calendar year such that the amount to be paid to the Executive in such calendar year, including deferred amounts, does not exceed such limitation.

(c)	To the extent applicable, this Agreement shall be interpreted, construed and administered in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”). To ensure compliance with Section 409A, the Company shall pay:

(i)	any reimbursed automobile or other business expenses payable under Sections 3(d) and 3(f) for each calendar year on a date no later than March 15 of the calendar year following the calendar year in which those expenses were incurred by the Employee;

(ii)	the amount payable under Section 4(g)(iii)(A) in a single lump sum payment to Employee’s designated beneficiary or estate on a date no later than the 60th day following the Employee’s termination of employment and any amount of performance-based bonus compensation payable under Section 4(g)(iii)(B) pursuant to the terms of the Company’s annual performance-based bonus plan as described in Section 3(b);

(iii)	subject to Sections 8(d) and (e) and provided that the Employee has executed and delivered the Release, any amount of severance compensation payable under Section 4(g)(ii)(A), 4(g)(iv)(A), or 4(h)(ii) in a lump sum payment on a date no later than the 60th day following the Employee’s termination of employment and any amount of performance-based bonus compensation payable under Section 4(g)(ii)(B), 4(g)(iv)(B) or 4(h)(ii)(B) pursuant to the terms of the Company’s annual performance-based bonus plan as described in Section 3(b); and

(iv)	any amount payable for the health care coverage to the Employee and/or the Employee’s qualified beneficiaries under Section (4)(g)(ii), (iii) or (iv) or Section 4(h)(ii) shall be paid by the Company directly to the Company’s insurer.

(d)

If the Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Company in accordance with Section 409A, as of the date of the Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 8(d) shall be paid or distributed (without interest) to the Employee in a lump sum on the earlier of (i) the date that is six (6) months following termination of the Employee’ s employment, (ii) a date that is no later than thirty (30) days after the date of the Employee’s death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(e)	Notwithstanding anything to the contrary in this Agreement, the Company shall be under no obligation to provide the severance compensation described in Section 4(g)(ii) or (iv) or Section 4(h)(ii) of this Agreement unless the Employee shall have executed the Release (and applicable revocation period thereunder shall have expired) within fifty-five (55) days following the date of the Employee’s termination of employment. The payment of any amounts payable under Sections 4(g)(ii) or (iv) or Section 4(h)(ii) shall be paid on a date no late than 60 days following the date of the Employee’s termination of employment.

(f)	To the maximum extent permitted by applicable law, the amounts payable to the Employee under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(g)	If any payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that is reasonably expected not to cause such an accelerated or additional tax. The Company shall consult with the Employee in good faith regarding the implementation of the provisions of this Section 8(g); provided that neither the Company nor any of its employees or representatives shall have any liability to the Employee with respect thereto.

9.	Successors.

(a)	Assignment. This Agreement is personal to the Employee and shall not be assignable by the Employee.

(b)	Successors and Assigns of Company. This Agreement shall insure to the benefit of and be binding upon the Company, its successors and assigns.

10.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party again whose enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, at the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c)	Severability. This invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)	Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)	No Waiver. The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)	Entire Agreement. This instrument contains the entire agreement of the Employee, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and may be modified only by a writing signed by the parties hereto. All promises, representations, understandings, arrangements and prior agreements, are merged herein and superseded hereby.

In the event of any difference between the terms of this Agreement and the terms of any Company benefit, option or other plan or policy, the terms of this Agreement shall control, unless such terms violate applicable law, or would require shareholder approval or would cause the Company to be in material breach of its obligations under such other benefit, option or other plan or policy. The Company shall not amend any benefit, option nor other place or policy in a manner that would cause the agreements set forth herein to be nullified, provided that nothing herein shall limit the Company’s discretion in establishing, maintaining and amending its generally applicable welfare benefit program such as health coverage.

(g)	Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(h)	Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

(i)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)	Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Employee and the Company have caused this Agreement to be executed as of the day and year first above written.

EMPLOYEE:

/s/ Gregory J. Osborne
GREGORY J. OSBORNE

COMPANY:

GAS NATURAL INC.

By:	/s/ W.E. “Gene” Argo
W.E. “Gene” Argo
Chairman of the Board of Directors

EXHIBIT A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (“the Agreement”) is entered into between GREGORY J. OSBORNE (the “Employee”) (the “Employee”) and GAS NATURAL INC. (the “Company”).

WHEREAS, Employee was employed by the Company under the terms of an Employment Agreement dated             , 2014 (the “Employment Agreement”); and

WHEREAS, in accordance with its terms, the Employment Agreement has been terminated; and

WHEREAS, the Company and Employee are entering into this Agreement to resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Employee may have relating to his employment with, and separation from the employment of, the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth below, and intending to be legally bound, Employee and the Company hereby agree as follows:

1. Severance Pay. On and after the Effective Date (as hereinafter defined), the Company will provide the Employee with the separation benefits set forth in Section 8(g) of the Employment Agreement (consisting of              (the “Separation Benefits”)) in full satisfaction of the Company’s obligations under the Employment Agreement. Employee understands and agrees that Employee has no right or entitlement to the separation benefits unless Employee signs, and does not revoke, this Agreement.

2. Release. Employee hereby releases the Company, its subsidiaries, parents, predecessors, successors, affiliates, and assigns, and the partners, shareholders, directors, officers, employees, trustees, attorneys and agents of the foregoing (hereinafter also referred to collectively as the “Released Parties”), from any and all rights and claims that arose prior to Employee’s signing of this Agreement and that involve or in any way relate to Employee’s employment with the Company or the termination of such employment, except with respect to rights of Employee set forth in the Employment Agreement which survive the termination of the Employment Agreement. The rights and claims that Employee hereby releases include, but are not limited to, any and all rights and claims for negligence, emotional distress, invasion of privacy, defamation, breach of fiduciary duty, wrongful or unjust discharge and breach of contract or promise, express or implied; and any and all claims for violation of Title VII of the Civil Rights Act of 1964, the Equal Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Ohio Wage Payment Act, the Ohio Minimum Wage Act, the Ohio Civil Rights Act, and any other federal, state, or local statute or regulation; and all rights and claims under any other federal, state or local statute, regulation, or common law theory, except claims that cannot legally be waived.

3. Exclusions From Claims Released.

(a) This Agreement is not intended to release, and should not be interpreted as releasing, any right or claim that Employee is legally prohibited from releasing. Notwithstanding anything contained herein to the contrary, this Agreement does not apply to any rights as a stockholder of the Company, any rights Employee may have pursuant to any stock option or similar agreements, any agreement or transaction entered into after the date of this Agreement, any actions or omissions of any Released Party after the date of this Agreement, any rights Employee may be entitled to under any employee benefit plan, or any failure by the Company to fulfill its obligations to Employee pursuant to Sections 4(g) or 4(h) of the Employment Agreement. The Company advises Employee to seek independent legal counsel if Employee seeks clarification on the interpretation or scope of this release.

(b) (i) This Agreement is not intended to release, should not be interpreted as releasing, and does not release any post-employment covenants of Employee set forth in paragraph 5 the Employment Agreement, which the parties hereby incorporate by reference.

(ii) Employee understands and agrees that should a court of competent jurisdiction determine that Employee breached any of the post-employment covenants set forth in paragraph 5 the Employment Agreement, he will, within 14 days of the such court determination, repay all sums paid to Employee pursuant to paragraph 4(g) or 4(h) of the Employment Agreement. This repayment obligation does alter or otherwise affect the Company’s right, in equity and pursuant to paragraph 5(d)(i) of the Employment Agreement, to seek temporary and permanent injunctive relief without independent proof of irreparable harm upon a breach by Employee of any of the covenants set forth in paragraph 5 of the Employment Agreement, as incorporated herein, nor does it otherwise affect the Company’s right in law or equity to assert a claim for damages arising from a breach of Paragraph 5 of the Employment Agreement beyond Employee’s obligation under this Paragraph 3(b)(ii).

4. Covenant Not to Sue.

(a) Except as otherwise prohibited by the Age Discrimination in Employment Act or applicable law, Employee agrees never to file a lawsuit, demand, action or claim, and promises not to otherwise assert any claims that are released in Paragraph 2 of this Agreement. Employee agrees that he will not accept any monetary relief or recovery from any claims that are released in Paragraph 2 of this Agreement. Employee hereby represents that he has not filed, initiated or caused to be filed any lawsuit, complaint, claim or charge with respect to any claims that are released in Paragraph 2 of this Agreement, nor has any lawsuit, complaint, claim or charge been initiated or filed on his behalf. This covenant not to sue, however, is not intended to preclude, and should not be interpreted as precluding, Employee from filing a lawsuit to enforce the terms of this Agreement.

(b) Nothing in this Agreement is intended to, or shall, interfere with Employee’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the non-disparagement clause of this Agreement. Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge, or proceeding.

5. Non-Disparagement. Employee agrees that he will not directly or indirectly disparage the Released Parties or their products or services. The Company agrees that it will not directly or indirectly disparage Employee.

6. Involvement in Legal Proceedings. Employee agrees to cooperate with and assist the Company in its defense or prosecution of claims or charges relating to events, acts, or omissions occurring during Employee’s employment relationship with the Company. Employee’s agreement to cooperate and assist shall include, but not be limited to, providing truthful information and/or truthful testimony at the Company’s reasonable request. Employee agrees to not voluntarily assist any party opposing the Company in any present, potential or future legal proceedings by or against the Company. Employee further agrees to not provide information to a party opposing the Company in any present, potential or future legal proceedings by or against the Company, except pursuant to and to the extent required by subpoena or order of court.

7. Advice to Consult with Attorney. The Company hereby advises Employee that he should consult with an attorney before signing this Agreement.

8. Non-Admission. By offering or entering into this Agreement, the Company in no way admits that it has treated Employee in any way unlawfully, discriminatorily, wrongly or unfairly.

9. Period to Consider Agreement. This Agreement contains a release of claims under the Age Discrimination in Employment Act. Employee hereby acknowledges that he

received this Employment Separation Agreement and Release on             . Employee shall have a period of 21 days after his receipt of this Agreement, within which to review, consider, and sign the Agreement. Any changes discussed or made to this Agreement after it is presented to Employee for consideration does not restart the 21-day period. The Agreement should be signed and returned to             at the offices of the Company, 8500 Station Street, Suite 100, Mentor, Ohio 44060, by no later than             or otherwise this offer shall be null and void.

10. Revocation Period and Effective Date. Employee shall have a period of seven days following his signing of this Agreement, within which to change his mind and revoke this Agreement. If Employee wishes to revoke this Agreement after signing the Agreement, he must provide written notice of that revocation to             , at the address set forth above, within seven days after signing the Agreement. This Agreement shall become effective and enforceable after the expiration of seven days after Employee has signed the Agreement, provided that Employee has not revoked the Agreement during that seven-day period. The Effective Date of this Agreement shall be the eighth day after Employee has signed the Agreement, provided that Employee has not previously revoked the Agreement.

11. Knowing and Voluntary Agreement. Employee hereby represents that he has had an opportunity to review and discuss the terms and meaning of this Agreement with his legal counsel, that he understands the terms and meaning of the Agreement, and that he is entering into the Agreement freely and voluntarily.

12. No Amendment. This Agreement shall be binding upon and inure to the benefit of each of the Company and Employee and each of their respective agents, assigns, heirs, executors, successors and administrators, and may not be abandoned, supplemented, amended, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties hereto.

13. Severability. If any provision of this Agreement or any application of this Agreement is held to be invalid by a court of competent jurisdiction, the invalidity of that provision or application shall not affect the validity or enforceability of any other provision or application of this Agreement.

14. Captions. The captions set forth in this Agreement have been included for convenience only, and are not intended and should not be used as a guide to interpretation of this Agreement.

15. Choice of Law. This Agreement shall be governed by, and shall be interpreted in accordance with, the internal law, and not the law of conflicts, of the State of Ohio.

16. Assignment. The Company and Released Parties have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Company, which are intended third party beneficiaries of this Agreement.

17. Entire Agreement. This Agreement is not intended to supersede and does not supersede any confidentiality, non-solicitation or non-competition agreement between the Company and Employee (including but not limited to provisions set forth in Section 5 of the Employment Agreement). This Agreement otherwise represents the entire agreement between Employee and the Company with respect to the subject matter hereof. The

Released Parties have made no written or oral representations, promises or agreements with Employee other than those contained herein.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Employment Separation Agreement and Release on the dates indicated below.

EMPLOYEE:

GREGORY J. OSBORNE

Dated:

COMPANY:

GAS NATURAL INC.

By:

Dated: